Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Uroplasty, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-107110 and 333-30372) on Form S-8 of Uroplasty, Inc. and subsidiaries of our report dated July 26, 2004, with respect to the consolidated balance sheets of Uroplasty, Inc. and subsidiaries as of March 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for the years then ended, which report appears in the March 31, 2004, annual report on Form 10-KSB of Uroplasty, Inc.

As discussed in note 2 to the consolidated financial statements, the Company has restated its consolidated financial statements as of and for the fiscal year ended March 31, 2003.

/s/ KPMG LLP

Minneapolis, Minnesota
July 29, 2004